Filed Pursuant to Rule 433

Registration No. 333-231290

July 15, 2019

Burlington Northern Santa Fe, LLC

$825,000,000 3.550% Debentures due February 15, 2050

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Ratings (Moody’s / S&P)*:	A3 (stable) / A+ (stable)

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	July 15, 2019

Settlement Date**:	July 24, 2019 (T+7)

Maturity Date:	February 15, 2050

Final Terms
Principal Amount:	$825,000,000 aggregate principal amount of the 3.550% Debentures due February 15, 2050

Benchmark Treasury:	UST 3.000% due February 15, 2049

Benchmark Treasury Yield:	2.616%

Re-offer Spread:	T + 95 bps

Re-offer Yield:	3.566%

Coupon:	3.550%

Price to Public:	99.702%

Coupon Dates:	February 15 and August 15

First Coupon Date:	February 15, 2020

Make-Whole Call:	T + 15 bps (at any time before August 15, 2049)

Par Call:	At any time on or after August 15, 2049

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	12189L BE0 / US12189LBE02

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. U.S. Bancorp Investments, Inc. Academy Securities, Inc. PNC Capital Markets LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect to deliver the Debentures against payment therefor in New York City on or about July 24, 2019, which will be the seventh business day following the date of the prospectus supplement and of the pricing of the Debentures. Under Rule 15c6-l of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Debentures on the pricing date or the next five succeeding business days will be required by virtue of the fact that the Debentures initially will settle in seven business days (T+7) to specify alternative settlement arrangements to prevent failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1 (800) 294-1322, Citigroup Global Markets Inc. at 1 (800) 831-9146 or Goldman Sachs & Co. LLC at 1 (866) 471-2526.

No PRIIPs KID. Not for retail investors in the EEA. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.